DecisionPoint Closes Merger with Comamtech

FOOTHILL RANCH, CA -- (June 16, 2011) -- DecisionPoint Systems, Inc., (PK: COMT), formerly Comamtech Inc., a leading provider of Enterprise Mobility and RFID solutions, today announced that the company closed its merger with Comamtech Inc. on June 15, 2011.

The resulting legal entity has been renamed DecisionPoint Systems, Inc. The combined company is expected to commence trading on the Pink Sheets at 9:30 a.m. on June 16, 2011 under the trading symbol “COMT.”  The company will apply for Over-the-Counter Bulletin Board listing at the earliest possible time.

The entire management team of DecisionPoint has become the management team of the merged company, with CEO Nicholas Toms assuming the Chairman, President, and CEO positions of the merged company and CFO Donald Rowley assuming the CFO position of the merged company. DecisionPoint will appoint six members to the Board of Directors, including Nicholas Toms and Donald Rowley, three independent directors and a director nominated by Sigma Opportunity Fund II, LLC. Comamtech will appoint two directors, Marc Ferland, the current Comamtech CEO and Larry Yelin, currently a director of Comamtech, increasing the board to eight members.

“We welcome Comamtech’s shareholders to DecisionPoint,” said Nicholas Toms, Chief Executive Officer of DecisionPoint. “The proforma balance sheet of the combined company is stronger. The cash from the transaction will allow us to further pay down our bank line of credit, increase future availability for strategic initiatives, and dramatically improve the working capital and shareholder’s equity of the combined company. What’s more, the transaction provides us with an important building block toward attaining a Nasdaq Capital Market listing. We're excited that the vision we have had for DecisionPoint is coming into view and we are confident that the demand for our mobile products and services will carry us to our goal of reaching $100 million in revenue and sustained profitability in fiscal 2012."

The merged company has approximately 6.9 million basic common shares outstanding and 8.2 million fully diluted shares outstanding, based on an exchange ratio of 1 Comamtech share for every 8 DecisionPoint outstanding common shares held by shareholders. Outstanding warrants, options and preferred shares have been converted at the same ratio. The transaction is a tax free exchange for Federal income tax purposes. DecisionPoint is sending letters of transmittals to shareholders to inform them of the exchange procedures.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (PK: COMT) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies.  For more information visit: http://www.decisionpt.com/news.php.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Company Contact:
Nicholas R. Toms
Chief Executive Officer
T: 973-290-0100 ext 110
ntoms@decisionpt.com

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com